CONSENT

I consent to the inclusion in this Offering Statement of Contact Gold on Form 1-A the disclosure derived from the technical report I prepared in accordance with NI 43-101, entitled “NI 43-101 Technical Report, Pony Creek Gold Project, Elko County, Nevada, United States of America” dated October 22, 2018 (effective date: October 16, 2018), such disclosure which will be included and made part of Contact Gold’s Form 1-A filed with the SEC. I also consent to the reference to my name within such Form 1-A.

Vance Spalding, C.P.G. - 10739
/s/ Vance Spalding
Contact Gold Corp., Vice President of Exploration